UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Yahoo! Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(4)	Proposed maximum aggregate value of the transaction: $4,825,800,000.
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SUPPLEMENT TO PROXY STATEMENT

Yahoo! Inc. (“Yahoo” or the “Company”) is making certain supplemental disclosures to its proxy statement dated April 24, 2017 (the “Proxy Statement”) relating to the pending sale by Yahoo of its operating business to Verizon Communications Inc. (the “Sale Transaction”) and related proposals, which was filed with the Securities and Exchange Commission (the “SEC”) on April 24, 2017. Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Proxy Statement.

As disclosed in the Proxy Statement, on March 7, 2017, a stockholder derivative and class action captioned Spain v. Marissa Mayer, et al., was filed in the Superior Court of California for the County of Santa Clara. The complaint asserts claims for breach of fiduciary duty, purportedly on behalf of Yahoo, against certain of Yahoo’s current and former directors and officers. The complaint alleges that defendants failed to prevent and disclose the Security Incidents discussed under “Security Incidents Contingencies” in Annex 2 of the Proxy Statement and caused or allowed Yahoo to issue materially false and misleading statements in its public filings and other public statements. The complaint also asserts claims of insider trading, purportedly on behalf of Yahoo, against certain defendants under California Corporations Code sections 25402 and 25403. The complaint also asserts direct claims, purportedly on behalf of all current Yahoo stockholders, against individual defendants for breach of fiduciary duty relating to the disclosures in the Proxy Statement concerning the negotiation and approval of the Stock Purchase Agreement and against Verizon for aiding and abetting those individual defendants’ alleged breach of fiduciary duty. The complaint seeks class certification, unspecified damages, to enjoin defendants from consummating the transactions contemplated by the Stock Purchase Agreement, an award of attorneys’ fees and costs, and other related injunctive and equitable forms of relief.

Yahoo believes that no further disclosure is required to supplement the Proxy Statement under applicable laws. However, to reduce the risk that stockholder litigation may delay or otherwise adversely affect the consummation of the Sale Transaction and to minimize the expense of defending such actions, Yahoo has determined to make certain supplemental disclosures related to the Sale Transaction, which are set forth below. Nothing in these supplemental disclosures shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein.

The Proxy Statement is amended and supplemented by, and should be read in conjunction with, the supplemental disclosures set forth below. Stockholders are encouraged to read carefully the supplemental disclosures set forth below, the Proxy Statement, the annexes and exhibits to the Proxy Statement, and the documents incorporated by reference into the Proxy Statement.

Supplemental Disclosures

The following disclosure is inserted at the beginning of the second to last paragraph on page 12 of the Proxy Statement:

In 2015, in connection with the proposed spin-off of Yahoo’s holdings in Alibaba, the Board considered Thomas J. McInerney as a candidate for the position of Chief Executive Officer of Aabaco (as defined in the section of this proxy statement entitled “Proposal 1—Background of the Sale Transaction”). As discussed in the section of this proxy statement entitled “Proposal 1—Background of the Sale Transaction”, on December 9, 2015, Yahoo issued a press release announcing the Board’s decision to suspend work on the Aabaco spin-off. Beginning in the summer of 2016, Mr. McInerney had various discussions, initially informally, with Catherine J. Friedman, Chair of the Nominating and Corporate Governance Committee, and other members of the Board of Directors, regarding the possibility of his becoming the Chief Executive Officer of the Fund upon the closing of the Sale Transaction. These conversations included the exchange of drafts of an offer letter that discussed the potential terms of Mr. McInerney’s employment, including compensation, in the event that the Board were to appoint him to that position.

The following disclosure is inserted immediately prior to the sentence beginning, “On March 10, 2017,” in the first partial paragraph on page 34 of the Proxy Statement:

In 2015, in connection with the proposed spin-off of Yahoo’s holdings in Alibaba, the Board considered Mr. McInerney as a candidate for the position of Chief Executive Officer of Aabaco. As discussed in the section of this proxy statement entitled “Proposal 1—Background of the Sale Transaction”, on December 9, 2015, Yahoo issued a press release announcing the Board’s decision to suspend work on the Aabaco spin-off. Beginning in the summer of 2016, Mr. McInerney had various discussions, initially informally, with Ms. Friedman, Chair of the Nominating and Corporate Governance Committee, and other members of the Board of Directors, regarding the possibility of his becoming the Chief Executive Officer of the Fund upon the closing of the Sale Transaction. These conversations included the exchange of drafts of an offer letter that discussed the potential terms of Mr. McInerney’s employment, including compensation, in the event that the Board were to appoint him to that position.

The following disclosure is inserted immediately prior to the beginning of the first paragraph under the heading “Appointment of Certain Executive Officers” on page 116 of the Proxy Statement:

In 2015, in connection with the proposed spin-off of Yahoo’s holdings in Alibaba, the Board considered Mr. McInerney as a candidate for the position of Chief Executive Officer of Aabaco. As discussed in the section of this proxy statement entitled “Proposal 1—Background of the Sale Transaction”, on December 9, 2015, Yahoo issued a press release announcing the Board’s decision to suspend work on the Aabaco spin-off. Beginning in the summer of 2016, Mr. McInerney had various discussions, initially informally, with Ms. Friedman, Chair of the Nominating and Corporate Governance Committee, and other members of the Board of Directors, regarding the possibility of his becoming the Chief Executive Officer of the Fund upon the closing of the Sale Transaction. These conversations included the exchange of drafts of an offer letter that discussed the potential terms of Mr. McInerney’s employment, including compensation, in the event that the Board were to appoint him to that position.

The following disclosure amends and restates in its entirety the second paragraph under the heading “Sale Transaction Agreement Amendments” on page 56 of the Proxy Statement:

The Board initially authorized the Audit and Finance Committee to conduct an investigation of the 2014 Security Incident. Shortly after commencing its investigation, the Audit and Finance Committee recommended to the Board that the investigation of the 2014 Security Incident be transferred in full to, and be conducted by, a special committee of the Board composed of members who did not serve on the Board at the time of the 2014 Security Incident. At a meeting on September 27, 2016, the Board accepted the recommendation of the Audit and Finance Committee and formed an independent committee (the “Independent Committee”), appointed Eric Brandt and Tor Braham to the Independent Committee, and transferred to the Independent Committee all authority to investigate the 2014 Security Incident and related matters, including the scope of knowledge within the Company of access to Yahoo’s network by the state-sponsored actor responsible for the 2014 Security Incident, and Yahoo’s internal and external reporting processes and remediation efforts related to the 2014 Security Incident and related incidents.

The Independent Committee’s investigation was conducted with the assistance of its counsel, Sidley Austin LLP (“Sidley Austin”). At the direction of the Independent Committee, Sidley Austin conducted interviews of current and former employees, officers, directors, outside forensic consultants, and outside counsel and collected and reviewed documents and data. Between September 2016 and February 2017, the Independent Committee held more than twenty meetings, during which the Independent Committee provided direction to its counsel, reviewed and evaluated evidence presented to it by its counsel, and received and considered legal advice provided by its counsel.

The following disclosure is inserted immediately following the third paragraph under the heading “Sale Transaction Agreement Amendments” on page 56 of the Proxy Statement:

On October 10, 2016, Mr. Bell and Craig Silliman, Verizon’s General Counsel and Executive Vice President – Public Policy, spoke by telephone. During the discussion, Mr. Silliman discussed Verizon’s concerns regarding the 2014 Security Incident, including Verizon’s concern that the 2014 Security Incident may have caused a material diminution in the value of the Business and a Material Adverse Effect under the Stock Purchase Agreement, that third party litigation and regulatory investigations arising from the 2014 Security Incident could subject Verizon to significant legal and financial exposure, and that the 2014 Security Incident resulted in some uncertainty regarding the closing of the Sale Transaction.

Between October 2016 and February 2017, Ms. Mayer and Mr. Bell participated in various communications with representatives of Verizon regarding operational and technical matters and related due diligence.

Forward-Looking Statements.

This communication contains forward-looking statements concerning the Sale Transaction. Risks and uncertainties may cause actual results to differ materially from the results predicted. Potential risks and uncertainties include, among others: (i) the inability to consummate the Sale Transaction in a timely manner or at all, due to the inability to obtain or delays in obtaining approval of Yahoo’s stockholders, the necessary regulatory approvals, or satisfaction of other conditions to the closing of the Sale Transaction; (ii) the existence or occurrence of any event, change, or other circumstance that could give rise to the termination of the Stock Purchase Agreement, which, in addition to other adverse consequences, could result in the Company incurring substantial fees, including, in certain circumstances, the payment of a termination fee to Verizon under the Stock Purchase Agreement; (iii) potential adverse effects on Yahoo’s relationships with its existing and potential advertisers, suppliers, customers, vendors, distributors, landlords, licensors, licensees, joint venture partners and other business partners; (iv) the implementation of the Sale Transaction will require significant time, attention and resources of Yahoo’s senior management and others within Yahoo, potentially diverting their attention from the conduct of Yahoo’s business; (v) risks related to Yahoo’s ability to retain or recruit key talent; (vi) costs, fees, expenses and charges related to or triggered by the Sale Transaction; (vii) the net proceeds that the Company will receive from Verizon is subject to uncertainties as a result of the purchase price adjustments in the Stock Purchase Agreement; (viii) restrictions on the conduct of Yahoo’s business, including the ability to make certain acquisitions and divestitures, enter into certain contracts, and incur certain indebtedness and expenditures until the earlier of the completion of the Sale Transaction or the termination of the Stock Purchase Agreement; (ix) potential adverse effects on Yahoo’s business, properties, or operations caused by Yahoo implementing the Sale Transaction or foregoing opportunities that Yahoo might otherwise pursue absent the pending Sale Transaction; (x) the initiation or outcome of any legal proceedings or regulatory proceedings that may be instituted against Yahoo and its directors and/or officers relating to the Sale Transaction; and (xi) following the Closing, the Company will be required to register and be regulated as an investment company under the Investment Company Act of 1940, which will result in, among other things, the Company having to comply with the regulations thereunder, certain stockholders potentially being prohibited from holding or acquiring shares of the Company, and the Company likely being removed from the Standard and Poor’s 500 Index and other indices which could have an adverse impact on the Company’s share price following the Sale Transaction.

All of these risks and uncertainties could potentially have an adverse impact on Yahoo’s business and financial performance, and could cause its stock price to decline.

More information about other potential factors that could affect Yahoo’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo’s Annual Report on Form 10-K for the year ended December 31, 2016, as amended, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are on file with the SEC and available on the SEC’s website at www.sec.gov. All information set forth in this communication is as of May 24, 2017. Yahoo does not intend, and undertakes no duty, to update this information to reflect subsequent events or circumstances.

Important Additional Information and Where to Find It.

Stockholders will be able to obtain copies of this Schedule 14A, the Proxy Statement, any amendments or additional supplements to the Proxy Statement, and other documents filed by Yahoo with the SEC in connection with its special meeting of stockholders in connection with the Sale Transaction, for no charge at the SEC’s website at www.sec.gov. Copies of the proxy materials may also be requested from Yahoo’s proxy solicitor, Innisfree, by telephone at (877) 456-3402 (toll-free) or by email at info@innisfreema.com. Additional information can also be found on our investor relations website at investor.yahoo.net.